Exhibit 99.03

PAZOO Prepares For First Three National Direct Response Campaigns
and Distribution of PAZOO Branded Products

CEDAR KNOLLS, N.J., Aug. 23, 2012 /PRNewswire/ -- Pazoo Inc. announces the national roll-out of the first direct response products being marketed under the PAZOO brand name. The initial launch, expected in September 2012, targets adults with a nutritional supplement, stem-cell nutritional product and an anti-aging product. The new PAZOO branded items will be sold at www.pazoo.com, through a digital direct response campaign and is expected to be introduced to brick and mortar retailers soon.

David M. Cunic, CEO of Pazoo, Inc., commented: “The name Pazoo will be synonymous with building total health – both body and mind. PAZOO is, and will be, the leading source of high quality goods and expert information that people can count on to keep them and their pets healthy and happy. This rollout is just another step in this process.”

Pazoo Inc. recently began airing its first national TV ad campaign for pazoo.com. To date, the commercials have resulted in a dramatic increase in consumer visits to pazoo.com, which was launched in early 2012. Approximately 70,000 60-second local spots are scheduled to air through October. Additional marketing support plans for the new PAZOO product line will be announced in a separate communication.

About Pazoo, Inc.:

Pazoo, Inc.'s web site www.pazoo.com provides a warehouse of competitively priced products and a roster of experts in various health and wellness fields who deliver useful information for achieving fuller and richer lives for both humans and their pets. Pazoo.com is a unique, interactive, e-commerce site where consumers can gain insights into health and wellness for themselves and their animals from leading health & wellness and pet industry experts. The company's team of medical, fitness, nutritional and pet professionals seeks to enhance its customers' wellbeing by offering an expanding selection of high quality merchandise, including nutritional supplements, fitness apparel, equipment, videos and consumables, health and beauty products, gifts, and wellness/safety items.

Safe Harbor Statement

This update includes forward-looking statements. These forward-looking statements generally can be identified by phrases such as Pazoo, Inc. or its management "believes," "expects," "anticipates," "foresees," "forecasts," "estimates" or other words or phrases of similar import. Similarly, statements herein that describe the Company's business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements. All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those in forward-looking statements.

For Investor Relations contact:
Taylor Capitol, LLC
Phone: 973-351-3868
E-mail: investor@pazoo.com